Exhibit 23.6
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
May 8, 2007
Telephone
(214) 368-6391
FAX
(214) 369-4061
WWW.DEMAC.COM
Statoil ASA
Forusbeen 50
N-4035 Stavanger
Norway
Gentlemen:
We hereby consent to the references to our firm under the heading “Experts” in Amendment No. 2 to Securities and Exchange Commission Registration Statement No. 333-141445, and the incorporation by reference therein of our letter dated February 12, 2007, relating to a comparison of estimates prepared by DeGolyer and MacNaughton with those furnished by Statoil ASA of the proved oil, condensate, liquefied petroleum gas, and natural gas reserves as of December 31, 2006, from certain properties owned by Statoil ASA, filed as Appendix A to Statoil ASA’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2006.
Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON